August 28, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 77K of Form N-SAR dated August 28, 2003, of Nicholas|Applegate Fund Inc.
and are in agreement with the statements contained in paragraphs
(2) and (3).  We have no
basis to agree or disagree with other statements of the registrant contained therein.


























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